Exhibit 3

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	March 31, 1997
Date of Report	May 28, 1997

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	May 28, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	May 28, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

MARCH 31

(expressed in U.S. dollars)

	1997	1996
ASSETS
CURRENT
Cash	$544,330	$654,798
Accounts receivable	588,922	444,778
Inventories	313,689	405,689
Prepaid expenses	20,613	20,518

	1,467,554	1,525,783
CAPITAL ASSETS	303,802	454,147
OTHER ASSETS	618,768	722,010

	$2,390,124	$2,701,940

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$490,619	$499,003
Current portion of long-term debt	1,733,154	1,397,319

	2,223,773	1,896,322
LONG-TERM DEBT	2,125,087	2,228,448

	4,348,860	4,124,770
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	35,708	38,590
Deficit	(29,362,059)	(28,829,035)

	(1,958,736)	(1,422,830)

	$2,390,124	$2,701,940

Approved by the Directors:

Director: signed “Ian Tostenson”

Director: signed “Bill Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	1997	1996	1995
INCOME
Sales	$2,756,228	$2,314,772	$2,585,661
Cost of sales	1,321,429	1,405,381	1,607,478

	1,434,799	909,391	978,183

EXPENSES
Sales and marketing	1,057,933	925,772	963,946
Administration	485,946	424,156	470,644
Research and development	69,741	56,064	47,215
Interest on long-term debt	232,425	232,264	238,584

	1,846,045	1,638,256	1,720,389

Loss from operations	411,246	728,865	742,206
Other income - net	(72,513)	(17,774)	(15,163)

Loss for the period	338,733	711,091	727,043
Deficit, beginning of period	29,023,326	28,117,944	27,147,912

Deficit, end of period	$29,362,059	$28,829,035	$27,874,955

Loss per share	$0.09	$0.18	$0.18

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	1997	1996	1995
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(338,733)	$(711,091)	$(727,043)
Adjustments to reconcile to net cash provided by (used for) operating activities:

Amortization	208,203	277,125	517,626
Amortization of discount on long-term debt	192,087	195,814	190,572
Other	—	—	23,353

	61,557	(238,152)	4,508
Net change in working capital items (Note 2):	(103,856)	280,265	44,077

	(42,299)	42,113	48,585

FINANCING ACTIVITY
Principal payment on debt and capital leases	(25,845)	(35,673)	(17,988)

	(25,845)	(35,673)	(17,988)
INVESTING ACTIVITY
Purchase of capital and other assets	(51,409)	(25,939)	(12,431)

	(51,409)	(25,939)	(12,431)
INCREASE (DECREASE) IN CASH	(119,553)	(19,499)	18,166
Effect of exchange rate changes on cash	(2,820)	5,073	(180)
CASH, BEGINNING OF PERIOD	666,703	669,224	578,680

CASH, END OF PERIOD	$544,330	$654,798	$596,666

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$39,954	$36,535	$43,660

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

Mach 31, 1997

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended March 31, 1997 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principles generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial position of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1996.

1.	SHARE CAPITAL

	Nine Months Ended March 31, 1997	Nine Months Ended March 31, 1996
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	3,979,815

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25 of which 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

As consideration for a $450,000 non-revolving term note, the Company has granted warrants entitling the lender to purchase up to 315,000 common shares of the Company at an exercise price of Cdn $3.00 expiring on January 19, 1998.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1997	1996	1995
Net change in:
Accounts receivable	$(84,413)	$10,939	$(108,757)
Inventories	50,067	159,308	156,496
Other assets	77,488	132,104	97,929
Accounts payable	(146,998)	(22,086)	(101,591)

	$(103,856)	$280,265	$44,077

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

Mach 31, 1997

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in long-term debt are five instalments of $145,000, $144,000, $303,877 and 319,070 on the non-interest bearing note which were due on January 31, 1995, July 31, 1995, January 31, 1996, January 31, 1997, respectively. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	March 31, 1997
Date of Report	May 27, 1997

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	May 27, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	May 27, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 1997

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the nine months ended March 31, 1997.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the nine months ended March 31, 1997 were:

	Sales and Marketing	Administration
Consulting fees	$34,485	$120,017
Bad debts	—	61,741
Depreciation and amortization	3,211	72,935
License, taxes and regulatory fees	—	49,541
Office, insurance and supplies	19,462	136,489
Professional fees	—	22,344
Promotion and advertising	187,195	—
Rental and utilities	20,588	255,864
Travel and entertainment	86,314	17,020
Wages and benefits	586,914	184,491
Allocated expenses	119,764	(434,496)

	$1,057,933	$485,946

Cost of Sales:
Cost of Sales for the nine months ended March 31, 1997.

Payroll and Benefits		$402,680
Raw materials and Supplies		396,396
Allocations and Other Expenses		522,353

		$1,321,429

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER. $5,000

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended March 31, 1997.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended March 31, 1997.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 1997

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT MARCH 31, 1997

See Note 1 to the consolidated financial statements for the quarter ended March 31, 1997.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT MARCH 31, 1997

See Note 1 to the consolidated financial statements for the quarter ended March 31, 1997.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT March 31, 1997

See Note 1 to the consolidated financial statements for the quarter ended March 31, 1997.

d)	DIRECTORS AS AT MARCH 31, 1997

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 1997

(expressed in U.S. dollars)

OPERATING ACTIVITIES

The company achieved an increase in revenue of $441,456 or 19% as compared to the previous year comparable period primarily due to the launch of a new visibility tinted multifocal contact lens (SoftSite™) on September 1, 2996. Clinical results on the new lens has been favourable. The lens is being marketed as a compliment to the existing Unilens products to expand market share. Gross margins increased from 39% for the nine month period ending March 31, 1996 to 52% for the current comparable period primarily due to operating efficiencies associated with increased production. Sales & Marketing, Administration, and Research & Development expenses are up $132,161, $61,790 and $13,677 respectively, primarily due to costs associated with the launch and development of the SoftSite™ lens. Profitability trends continue to be favourable with the Company achieving a decrease in losses of $372,358 for the nine month period ending March 31, 1997.

Investor relations are done internally and consist of responding to inquiries from potential investors and stock

FINANCING ACTIVITIES

A negative cash flow from operating activities of $42,299 was recorded for the nine months ended March 31, 1997 primarily due to extended payment terms on distributor inventories. There were no significant financing or investing activities during quarter ended March 31, 1997.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at March 31, 1997. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the 1997 fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.